Exhibit 99.1

Contact:	For news media – George Biechler, 610-774-5997
For financial analysts – Joseph P. Bergstein, 610-774-5609
PPL Corporation
Two N. Ninth St.
Allentown, PA 18101

PPL completes sale of Long Island generation business to J-POWER USA

ALLENTOWN, Pa. (Feb. 26, 2010) -- PPL Corporation (NYSE: PPL) announced on Friday (2/26) that its generation subsidiary has completed the previously announced sale of its Long Island generation business to an affiliate of J-POWER USA Development Co., Ltd. for approximately $125 million, plus working capital.
The business consists of two generation facilities — a 79.9-megawatt natural gas-fired electric generation facility and a 79.9-megawatt oil-fired electric generation facility — and related tolling agreements. The output of both facilities is fully contracted to the Long Island Power Authority.
“These have been good assets for us but are not core to our concentrated generation positions in the Mid-Atlantic region and in the Northwest,” said William H. Spence, PPL’s executive vice president and chief operating officer.
The sale is factored into PPL’s current 2010 earnings and cash flow forecasts.
RBS Securities, Inc. acted as exclusive financial advisor to PPL in connection with the sale.
PPL Corporation, headquartered in Allentown, Pa., controls or owns nearly 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.
J-POWER USA Development Co., Ltd. is a wholly owned subsidiary of J-POWER North America Holdings Co., Ltd. which is a wholly owned subsidiary of Electric Power Development Co., Ltd. (“J-POWER”) with headquarters located in Tokyo, Japan.

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